Exhibit 4(a)(iv)

MK-KERTZ
CONSULTING AGREEMENT

THIS AGREEMENT, effective _____________, 2005 (“Effective Date”), by and between MK Enterprises LLC, a Nevada corporation, having a place of business at 1300 Clay Street, Winfield, Louisiana 71483 (the “Company”), and Malcolm Glen Kertz, residing at 6476 Calle Del Sol, El Paso, Texas 79912 (“Consultant”), evidences that in consideration of the mutual covenants and agreements contained herein, Company agrees to engage Consultant and Consultant accepts such engagement for the term and upon the terms and conditions hereinafter set forth.

1.	CONSULTATION

(a)    During the term of this Agreement, Consultant will serve as a management and technical consultant to the Company for the development of new and improved products for commercialization and sale. All services by the Consultant shall be under the direction of the Board of Directors of the Company or such person as designated by the Board of Directors.

(b)    Consultant understands that for at least the first year of this Agreement, he will be providing services to Valcent Products, Inc. on behalf of MK and Consultant agrees to provide such services as set forth in the VALCENT-MK-KERTZ Consulting Agreement.

(c)    After the Effective Date of this Agreement, Consultant agrees to devote at least forty (40) hours per week, or for a lesser period as may be determined by the Board of Directors, to the services required hereunder. Consultant agrees to devote all reasonable working time, attention and energy to the affairs of the Company; to diligently and to the best of his ability perform all duties incident to his engagement hereunder; and to use his best efforts to promote the interests of the Company.

2.	COMPENSATION AND EXPENSES

(a)    Company shall pay Consultant a consulting fee in the amount of $156,000 per year or as otherwise determined by the Board of Directors; such fee to be made payable monthly to Consultant in advance the first day of each month.

(b)    Company shall reimburse Consultant for all prior approved, direct out-of-pocket expenses incurred by Consultant in the performance of his responsibilities hereunder, which expenses shall be reasonably incurred, properly accounted for to the Company and shall be approved by the chief executive officer or Board of the Company.

(c)    Upon signing this Agreement, Company agrees to pay Consultant a one time relocation fee of $8,000 to relocate to El Paso, Texas.

3.	TERM

The term of this Agreement shall begin on the Effective Date hereof for a period of one year. Upon the expiration of the initial year, this Agreement shall be extended for successive one year terms subject to paragraph 4 below.

4.	TERMINATION

After the initial year, either party hereto may terminate this Agreement with or without cause, such termination shall be effective ninety (90) days after written notice of such termination.

5.	INVENTIONS

(a)    Consultant will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements, and innovations (“Inventions”), whether patentable or not, conceived or made by him, either solely or in concert with others, during the term of this Agreement, including, but not limited to, any period prior to the date of this Agreement, whether or not made or conceived during working hours, which relate to the development of new and improved products or relate to research activities of the Company or result from the Consultant’s use of the Company’s time, material or facilities, and that all such Inventions shall be the exclusive property of the Company.

(b)    Company hereby assigns to Consultant its entire right, title, and interest to all such Inventions which are the property of Consultant under the provisions of paragraph 5(a) of this Agreement and that the Company will, at Consultant’s request, execute specific assignments to any such Inventions and execute, acknowledge and deliver such other documents and take such further action as may be considered necessary by Consultant during or subsequent to the term of this Agreement to obtain and defend Letters Patent in any and all countries and to vest title in such Inventions in Consultant or his assigns.

(c)    Any invention disclosed by the Consultant to a third person or described in a patent application filed by the Consultant or in his behalf relating to the development of new and improved products shall be presumed to have been conceived or made during the term of this Agreement unless proved to have been conceived or made following the termination of employment with the Company.

(d)    Consultant hereby grants to Company an exclusive right and license to his Inventions under the provisions of paragraph 5(a) of this Agreement as set forth in an Invention License Agreement executed concurrently herewith.

6.	CONFIDENTIALITY

(a)    Consultant shall not, during or at any time after the termination of this Agreement, use for himself or others or divulge or convey to others any secret or confidential information, knowledge or data of the Company or that of third parties obtained by him during the period of this Agreement, and such information, knowledge or data includes but is not limited to secret or confidential matters,

(i)    of a technical nature, such as, but not limited to, methods, know-how, formulas, compositions, processes, discoveries, machines, inventions, computer programs and similar items or research projects;

(ii)    of a business nature, such as, but not limited to, information about costs, purchasing, profits, market, sales, well data and other information or lists of customers or suppliers; and

(iii)    pertaining to future developments, such as, but not limited to, research and development or future marketing or merchandising.

(b)    Upon termination of this Agreement, or at any other time at the Company’s request, the Consultant agrees to deliver promptly to the Company all drawings, blueprints, logs, manuals, letters, notes, reports, sketches, formulas and similar items and all copies thereof relating in any way to the Company’s business and in any way obtained by the Consultant during the period of this Agreement which are in his possession or under his control.

7.	NONCOMPETITION AND OTHER RESTRICTIVE COVENANTS

(a)    Consultant agrees that at all times during the term of this Agreement and for six months following its termination, he will not, within any state in which the Company has operations, as principal, agent, partner, employee, consultant, distributor, dealer, contractor, broker or trustee, or through the agency of any corporation, partnership, association, or agent or agency, engage directly or indirectly, in the business of the Company, and shall not be the owner of the outstanding capital stock of any corporation, other than the Company, which conducts a business of the development of new and improved products, within the territory described above, provided, however, that Consultant may own up to Ten Percent (10%) of the outstanding stock of any publicly traded corporation regardless of its business so long as he has no other relationships with such corporation.

(b)    Consultant further agrees that for a period of six months after the termination of this Agreement, he will not directly or indirectly (i) induce any customers or suppliers of the Company to patronize any business which competes with the Company; (ii) canvas, solicit or accept any similar business from any customer or supplier of the Company; (iii) directly or indirectly request or advise any customers or suppliers of the Company to withdraw, curtail, or cancel such customer’s or supplier’s business with the Company; or (iv) directly or indirectly disclose to any other person, firm or corporation the names and addresses of any of the customers or suppliers of the Company.

(c)    If the provisions of this section are violated, in whole or in part, the Company shall be entitled, upon application to any court of proper jurisdiction, to restrain and enjoin Consultant from such violation without prejudice to any other remedies the Company may have at law or in equity.

8.	TAXES

This Agreement does not create an employer/employee relationship. Consultant shall be responsible for the payment of all withholding, self-employment, social security or other taxes attributable to all compensation paid hereunder by Company, and Consultant agrees to hold the Company harmless from any such charges.

9.	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of any organization that succeeds to substantially all of the assets and business of the Company, and the term “Company” however used herein shall mean and include any such organization after such succession. This Agreement and all rights and obligations hereunder are personal to the Consultant and may not be assigned, transferred, alienated or hypothecated by him.

10.	MISCELLANEOUS

(a)    This Agreement may not be amended except by written agreement signed and delivered by the parties hereto.

(b)    The interpretation and construction of this Agreement shall be governed by the laws of the State of Texas.

(c)    All notices and communications given pursuant hereto shall be in writing and shall be deemed to have been duly given if mailed by certified mail, return receipt requested:

(i)    if to the Company, directed to the chief executive officer at the Company’s offices;

(ii)    if to the Consultant, directed to him at 6476 Calle Del Sol, El Paso, Texas 79912.

Either party may change the address to which such notices and communications shall be sent by written notice to the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“COMPANY”: MK ENTERPRISES LLC

BY:_________________________________
Perry A. Martin, President

“CONSULTANT”: Malcolm Glen Kertz

____________________________________
Malcolm Glen Kertz